EXHIBIT 10.1
UNITED STATES OF AMERICA
BEFORE FEDERAL TRADE COMMISSION

In the Matter of	File No. 051-0154
FRESENIUS AG,
a corporation.
AGREEMENT CONTAINING CONSENT ORDERS
      The Federal Trade Commission (“Commission”) having initiated an investigation of the proposed acquisition of Renal Care Group, Inc. by Fresenius AG and entities controlled by Fresenius AG, including (1) Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany the general partner of which is majority owned by Fresenius AG, (2) Fresenius Medical Care Holdings, Inc., a New York corporation majority owned by Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany, and (3) Florence Acquisition, Inc., a Delaware corporation wholly owned by Fresenius Medical Care Holdings, Inc., and Fresenius AG (hereafter referred to as “Proposed Respondent”), and it now appearing that Proposed Respondent is willing to enter into this Agreement Containing Consent Orders (“Consent Agreement”) to divest certain assets and providing for other relief:
      IT IS HEREBY AGREED by and between Proposed Respondent, by its duly authorized officers and attorneys, and counsel for the Commission that:

1.	Fresenius AG is a corporation organized, existing and doing business under and by virtue of the laws of Federal Republic of Germany, with its office and principal place of business located at Else-Kröner-Straße 1, 61352 Bad Homburg, Germany. Fresenius AG is the ultimate parent of (1) Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany, the general partner of which is majority owned by Fresenius AG, with its office and principal place of business located at Else-Kröner-Straße 1, 61352 Bad Homburg, Germany, (2) Fresenius Medical Care Holdings, Inc., a New York corporation majority owned by Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares organized under the laws of the Federal Republic of Germany, with its office and principal place of business located at 95 Hayden Avenue, Lexington, MA 02420, and (3) Florence Acquisition, Inc., a Delaware corporation wholly owned by Fresenius Medical Care Holdings, Inc, with its office and principal place of business located at 95 Hayden Avenue, Lexington, MA 02420.

2.	Proposed Respondent admits all the jurisdictional facts set forth in the draft of Complaint here attached.

3.	Proposed Respondent waives:

a.	any further procedural steps;

b.	the requirement that the Commission’s Decision and Order and Order to Maintain Assets, both of which are attached hereto and made a part hereof, contain a statement of findings of fact and conclusions of law;

c.	all rights to seek judicial review or otherwise challenge or contest the validity of the Decision and Order or the Order to Maintain Assets entered pursuant to this Consent Agreement; and

d.	any claim under the Equal Access to Justice Act.

4.	Because there may be interim competitive harm, the Commission may issue its Complaint and the Order to Maintain Assets in this matter at any time after it accepts the Consent Agreement for public comment.

5.	The Proposed Respondent shall submit an initial report, pursuant to Section 2.33 of the Commission’s Rules, 16 C.F.R. § 2.33, within fifteen (15) days of the date on which it executes this Consent Agreement and every thirty (30) days thereafter until the Decision and Order becomes final or the divestitures required pursuant to Paragraph II.A. of the Decision and Order are accomplished, whichever is earlier. Each such report shall be signed by the Proposed Respondent and shall set forth in detail the manner in which the Proposed Respondent has to date complied or has prepared to comply, is complying, and will comply with the Order to Maintain Assets and the Decision and Order. Such reports will not become part of the public record unless and until the Consent Agreement and Decision and Order are accepted by the Commission for public comment.

6.	This Consent Agreement shall not become part of the public record of the proceeding unless and until it is accepted by the Commission. If this Consent Agreement is accepted by the Commission, it, together with the draft of Complaint contemplated thereby, will be placed on the public record for a period of thirty (30) days and information in respect thereto publicly released. The Commission thereafter may either withdraw its acceptance of this Consent Agreement and so notify Proposed Respondent, in which event it will take such action as it may consider appropriate, or issue or amend its Complaint (in such form as the circumstances may require) and issue its Decision and Order, in disposition of the proceeding.

7.	This Consent Agreement is for settlement purposes only and does not constitute an admission by Proposed Respondent that the law has been violated as alleged in the draft of Complaint here attached, or that the facts as alleged in the draft of Complaint, other than jurisdictional facts, are true.

8.	This Consent Agreement contemplates that, if it is accepted by the Commission, the Commission may (a) issue and serve its Complaint corresponding in form and substance with the draft of Complaint here attached, (b) issue and serve its Order to Maintain Assets, and (c) make information public with respect thereto. If such acceptance is not subsequently withdrawn by the Commission pursuant to the provisions of Commission Rule 2.34, 16 C.F.R. § 2.34, the Commission may, without further notice to the Proposed Respondent, issue the attached Decision and Order containing an order to divest and providing for other relief in disposition of the proceeding.

9.	When final, the Decision and Order and the Order to Maintain Assets shall have the same force and effect and may be altered, modified or set aside in the same manner and within the same time provided by statute for other orders. The Decision and Order and the Order to Maintain Assets shall become final upon service. Delivery of the Complaint, the Decision and Order, and the Order to Maintain Assets to Proposed Respondent by any means provided in Commission Rule 4.4(a), 16 C.F.R. § 4.4(a), shall constitute service. Proposed Respondent waives any right it may have to any other manner of service. Proposed Respondent also waives any right it may otherwise have to service of any Appendices incorporated by reference into the Decision and Order, and agrees that it is bound to comply with and will comply with the Decision and Order and the Order to Maintain Assets to the same extent as if it had been served with copies of the Appendices, where Proposed Respondent is already in possession of copies of such Appendices.

10.	The Complaint may be used in construing the terms of the Decision and Order and the Order to Maintain Assets, and no agreement, understanding, representation, or interpretation not contained in the Decision and Order, the Order to Maintain Assets, or the Consent Agreement may be used to vary or contradict the terms of the Decision and Order or the Order to Maintain Assets.

11.	By signing this Consent Agreement, Proposed Respondent represents and warrants that it can accomplish the full relief contemplated by the attached Decision and Order (including effectuating all required divestitures, assignments, and transfers) and that all parents, subsidiaries, affiliates, and successors necessary to effectuate the full relief contemplated by this Consent Agreement are parties to this Consent Agreement.

12.	By signing this Consent Agreement, Proposed Respondent represents and warrants that it has obtained all third-party approvals necessary for Proposed Respondent to comply with the Decision and Order, including, but not limited to:

a.	all governmental approvals required by Paragraph II.C.1 of the Decision and Order;

b.	all third-party approvals required by Paragraph II.C.2 of the Decision and Order for the assignment of leases;

c.	all third-party approvals required by II.C.3 of the Decision and Order for the assignment of contracts with physicians; and

d.	all joint venture partner approvals required by Paragraph II.C.4 of the Decision and Order.

13.	By signing this Consent Agreement, Proposed Respondent represents and warrants that the Divestiture Agreements, as defined in the Decision and Order, require Proposed Respondent to divest all assets required to be divested pursuant to the Decision and Order and require Proposed Respondent to comply with Paragraph II of the Decision and Order and Paragraph II of the Order to Maintain Assets.

14.	Proposed Respondent has read the draft of the Complaint, the Decision and Order, and the Order to Maintain Assets contemplated hereby. Proposed Respondent understands that once the Decision and Order and the Order to Maintain Assets have been issued, it will be required to file one or more compliance reports showing that it has fully complied with the Decision and Order and the Order to Maintain Assets. Proposed Respondent agrees to comply with the terms of the proposed Decision and Order and the Order to Maintain Assets from the date it signs this Consent Agreement. Proposed Respondent further understands that it may be liable for civil penalties in the amount provided by law for each violation of the Decision and Order and of the Order to Maintain Assets after they become final.
Signed this 14th day of March, 2006.

FRESENIUS AG By: Dr. Ulf M. Schneider President and C.E.O. Fresenius AG Stephan Sturm Chief Financial Officer Fresenius AG Robert E. Bloch Mayer Brown Rowe & Maw LLP Counsel for Fresenius AG	FEDERAL TRADE COMMISSION

Gary H. Schorr
Robert S. Canterman
Linda Blumenreich
Martha H. Oppenheim
Attorneys
Bureau of Competition

APPROVED:

David R. Pender
Acting Assistant Director
Bureau of Competition

Jeffrey Schmidt
Director
Bureau of Competition

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